CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-143964 on Form N-1A of our report dated November 22, 2021, relating to the financial statements and financial highlights of First Trust S-Network Future Vehicles & Technology ETF (formerly First Trust NASDAQ Global Auto Index Fund), a series of First Trust Exchange-Traded Fund II, appearing in the Annual Report on Form N-CSR of First Trust Exchange-Traded Fund II for the year ended September 30, 2021, and to the references to us under the headings “Financial Highlights” in the Prospectus and “AIFM Directive Disclosures”, “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

January 24, 2022